Exhibit 10.12

Crown Iron Works Company

PROPOSAL CO5-407 - SUPPLEMENTAL

TECHNOLOGY LICENSE AGREEMENT

CONTINUOUS ACID CONDITIONING AND SILICA
PRETREATMENT, FFA PRETREATMENT AND
METHYL ESTER TRANSESTERIFICATION
FOR CRUDE PALM OIL WITH GLYCERINE REFINING

Capacity:

300 Metric Tons per Day Acid Conditioning and Silica Pretreatment
300 Metric Tons per Day FFA/Volatile Pretreatment
300 Metric Tons per Day Transesterification
30 Metric Tons per Day Glycerin Refining

Prepared for:

MISSION BIOTECHNOLOGIES SDN. BHD.
Attn: M. S. Nathan
50-4-1, Level 4
Wisma UOA Damansara
50 Jalan Dungun
50490 Kuala Lumpur
Malaysia

Proposal No.: C05-407 - Supplemental

December 14, 2005

THIS AGREEMENT (hereinafter called “Agreement”), Proposal C05-407-Supplemental, is made as of the 17th day of December 2005, by and between Crown Iron Works Company (with a mailing address of 2500 West County Road C, Roseville, MN 55113 USA (hereinafter called “Licensor”)

And

Mission Biotechnologies Sdn. Bhd., 50-4-1, Level 4, Wisma UOA Damansara, 50 Jalan Dungun, 50490 Kuala Lumpur, Malaysia (hereinafter called the “Licensee” or the Project Agreement “Company”) .

This agreement is subordinate to the Equipment Purchase and Sale Agreement and subject to all terms, conditions, and provisions in that Agreement.

WHEREAS

A.
The LICENSOR has the know-how to use the equipment to produce Biodiesel and by-products and which equipment will be supplied by the LICENSOR to the LICENSEE under a Equipment Purchase and Sale Agreement dated 2nd December 2005 (the “Project Agreement”).

B.	The LICENSEE is desirous of producing the Biodiesel on a commercial basis;

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement the following terms shall have the following meanings:

Terms	Meanings

(a) the Know-how
The various techniques, data and all technical information, software, patents and other knowledge now in the possession of the LICENSOR and relating to the production of the Biodiesel as defined in clause 1(b) which have been tested on a laboratory or commercial plant scale including:

a.      information on the ingredients and the percentage of each which is used in producing the Biodiesel;

b.      the process of producing the Biodiesel including the conditions of temperature and pressure required;

c.      information on the performance characteristics of the Biodiesel.

in all cases limited to the extent that such Know-How is reasonably required by the LICENSEE for the operation of the plant delivered by the LICENSOR to the LICENSEE (the “Plant”).

(b) ‘Biodiesel’
Fatty Acid Methyl Esther according to EN14214 produced using the Know-how, and includes any Biodiesel resulting from any modification, variation, improvement or adaptation whether from laboratory, pilot or scaled up commercial production.

(c) ‘By-products’	Glycerine and Distillate of a certain specification

(d) ‘Commencement Date’	Shall mean the date defined as Commencement Date in the Project Agreement.

2.	DURATION

2.1
This Agreement shall come into force on the Commencement Date and subject as herein provided it shall remain in force until the expiry of patents, if any, that are licensed to the Company by the LICENSOR under this Agreement or at the end of the actual or intended working life (whichever is longer) of the Plant, or until validly terminated;

3.	COMMUNICATION OF THE KNOW-HOW, TRIAL PRODUCTION AND TECHNICAL ASSISTANCE

3.1	Immediately upon this Agreement coming into force, the LICENSOR shall communicate to the Company the Know-how to enable the Company to carry out manufacture of the Biodiesel at the Plant.

3.2
The LICENSOR shall endeavor to provide the Company with a competent person to act as the Company’s Technical Advisor for a period of 12 months from ‘Completion of Erection (as defined in the Project Agreement) at mutually agreed terms of remuneration and compensation payable by the Company to the LICENSOR.

3.3
The LICENSOR shall if requested provide the Company from time to time with a person or persons able to supply such technical advice and help on the Biodiesel as the Company considers necessary to assist with the manufacture of the Biodiesel at the rates provided in the Project Agreement.

4.	NOT USED

5.	INTELLECTUAL PROPERTY

5.1
All intellectual property arising from this Agreement, including any improvement, variation or modification to the Biodiesel or process shall belong to the LICENSOR but the Company shall have the non-exclusive license to use whatever intellectual property arising from this Agreement including any patents owned by the LICENSOR for commercial production of the Biodiesel at the Plant as long as such patents are valid and this Agreement is in force.

5.2
The LICENSOR warrants that the Biodiesel or any process used in producing the Biodiesel does not or will not infringe any patent or other rights of third parties and shall keep the Company indemnified in case of any claims against the company due to such infringement of rights of third parties.

5.3
All information provided by the Licensor shall be used by the Company for the single plant to be located in Kuantan Port, Malaysia, as described in the Project Agreement.  This License shall remain with the plant, but will not be transferred to a second installation or used for any other application or installation without the express written consent of the Licensor.

6.	SECRECY OF INFORMATION

6.1	The Company undertakes to treat the Know-how and all other information which it receives under the provisions hereof as strictly confidential.

7.	COMPANY’S COVENANTS

7.1	The Company hereby agrees with the LICENSOR that it shall be responsible for manufacturing the Biodiesel in a proper and workmanlike manner in accordance with the established methods and standards

7.2
Any claims brought by customers of the Biodiesel manufactured by the Company hereunder shall be the sole responsibility of the Company and the LICENSOR shall not be liable in respect of any loss or damage whatsoever suffered or incurred by any person in any circumstances and howsoever caused and whether as a consequence or arising out of or caused directly or indirectly by the Biodiesel or any use thereof and the Company covenants with the LICENSOR that it will indemnify and keep indemnified the LICENSOR against any such claim as aforesaid or any costs or expensed incurred as a result thereof.

8.	EXCLUSIVITY (Not Used.)

9.	EXEMPTIONS

9.1
The LICENSOR shall not be liable to the Company or any third parties for any losses or damages however they are caused arising from commercial production of the Biodiesel or resulting from the use, production, manufacture, sale, lease, consumption or advertisement of the Biodiesel including negligence on the part of the Company or any such third party and the Company shall indemnify and hold the LICENSOR harmless against any civil actions from any third party arising therefrom.

10.	TERMINATION

10.1	The LICENSOR shall on the happening of any of the following events be entitled by notice in writing to the Company to terminate this Agreement with immediate effect namely:

a.      If any payments hereunder shall be in arrears and shall remain unpaid for a period of 180 days after the same shall have been due; or

b.      If the Company shall have committed or knowingly permitted a breach of any of the other terms herein contained and on its part to be performed and observed; or

c.      If the Company shall become insolvent.

10.2
Any termination of this Agreement shall be without prejudice to any right of action vested in either party hereto or to any provisions herein relating to accounting or payment of fees or confidentiality or secrecy.

11.	AMENDMENTS AND LANGUAGE

11.1	This Agreement has been drawn up on the understanding reached by both parties hereto and it overrides and supersedes any prior promises representations understandings or implications;

11.2	Any amendment to any of the provisions of this Agreement shall be in writing and shall be signed by duly authorized officials of each of the parties.

12.	NOTICES

12.1
Any notice document or communication given by either party to the other in relation to this Agreement or in any proceedings connected with it may (without prejudice to the use of any other method) be given by post and shall be sufficiently served if posted in a prepaid registered airmail cover addressed to the last known address of the party to be served and such service shall be deemed to have been effected 14 days after posting.

12.2	All documents given or served under or in connection with this Agreement shall be given in the English language.

13.	INTERPRETATION

13.1	This Agreement shall be personal to the Company which shall not have the right to assign the benefit of this Agreement or grant any sublicense of the rights granted by this Agreement.

13.2	This Agreement shall be governed by the Laws of Australia.

13.3
If any dispute or difference shall arise between the parties hereto touching any clause, matter or thing herein contained or the operation or construction hereof or any matter or thing in any way connected with this Agreement or the breach, termination or invalidity thereof or the rights, duties or liabilities of any such case the dispute or difference shall be referred to one or more arbitrators in accordance with and subject to the provisions of the Rules of the United Nations Commission on International Trade Law in force at the date of submission.  Such arbitration shall be held in the United Kingdom, and shall be conducted in English language;

13.4
In the event that any provision of this Agreement is declared or found to be prohibited by law then that provision shall be deemed to be a separate and distinct provision which shall not affect the validity or enforceability of the remaining provisions hereof and such provisions shall be deemed to have been inapplicable to this Agreement from the date hereof and the parties shall replace the invalid, illegal, void or unenforceable provision(s) by new but valid, legally permitted and enforceable provision(s), which come as close as possible to the original intentions of the Parties.

14.	WAIVER OF DEFAULTS

In the event that either party fails to perform any of its obligations under this Agreement no waiver of any breach of those obligations shall constitute a waiver of any further or continuing breach of the same or of a different kind nor shall any delay or omission by the other party to exercise any right arising from any default affect or prejudice the other party’s rights as to the same or any future default.

15.	FORCE MAJEURE

Both parties shall be released from their respective obligations in the event of a national emergency or war or prohibitive governmental regulations or if any other cause beyond the control of the parties shall render performance of the Agreement impossible for a whereupon:

a.      All sums due and unpaid to the LICENSOR shall be paid immediately and

b.      All rights conferred upon the LICENSOR under this Agreement shall terminate immediately.

16.	APPROVAL OF AUTHORITIES

16.1	The Company shall at its own expense procure all necessary approvals and consents of those public authorities if any, applicable to this Agreement and its operation.

WITNESS WHEREOF IN, the parties have hereunto set their hands the day and year first above-written.

Licensor		Company

Crown Iron Works Company		Mission Biotechnologies Sdn. Bhd.

By:	/s/ Dan Anderson	By:	/s/ Arvind Bansal
	Dan Anderson		Arvind Bansal

Title:	Director	Title:	Director